Exhibit 99.1

22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

Akcea Internal Employee FAQ

1.	What was announced?

•	We announced that Akcea has entered into an agreement under which Ionis will acquire the outstanding shares of Akcea common stock it does not already own, approximately 24%.

•	This transaction creates a stronger, more efficient organization to the benefit of all our stakeholders.

•	This acquisition by Ionis is a testament to the achievements of this talented team.

•	We value the skills, experience and expertise of our teams and are proud of what we’ve accomplished in delivering transformational medicines to patients.

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Ionis also recognizes the important role you’ve had, and will have, in ensuring that we continue to execute successfully. Ionis and Akcea have always worked closely together, and our top priority is providing continued support for patients and ensuring uninterrupted access to our medicines, as we always have.

•	This is another step toward Ionis building its commercial strategy for the future.

2.	Why now?

•	This acquisition by Ionis is a testament to the achievements of this Akcea team.

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Since our founding as a company five years ago, in close collaboration with Ionis, Akcea has launched Tegsedi globally and Waylivra in the EU, while advancing a late-stage pipeline and securing important partnerships.

•	Accomplishing this much in such a short timeframe is an impressive feat and something our team should be very proud of.

•	Over that same period, Ionis has also continued to evolve significantly, and this is the right transaction at the right time.

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We have been fortunate to have a partner with Ionis’ financial strength, which has supported all of our tremendous accomplishments to deliver transformative medicines and support the patients who rely on us.

•	This is another step toward Ionis building its commercial strategy for the future.

3.	How has Ionis evolved? Why does this transaction fit into Ionis’ strategy?

•	Since the time Akcea was formed, Ionis has continued to evolve significantly, and this is the right transaction at the right time.

o	Ionis’ technology has been proven and validated.

o	Ionis’ deep, broad, diverse pipeline (of more than 40 potentially transformative medicines) has advanced with more than 25 mid- to late-stage programs; and has delivered three commercial products.

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Since our founding as a company five years ago, in close collaboration with Ionis, Akcea has launched Tegsedi globally and Waylivra in the EU, while advancing a late-stage pipeline and securing important partnerships.

•	We have been fortunate to have a partner with the financial strength to support all of our tremendous accomplishments to deliver transformative medicines and support the patients who rely on us.

•	This is another step toward Ionis building its commercial strategy for the future.

22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

4.	When will the transaction be completed and what can Akcea employees expect between now and then?

•	We expect to complete the transaction in the fourth quarter of 2020, subject to customary closing conditions.

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Until then, Akcea and Ionis will continue to operate as we have. During this period, our number one priority continues to be to ensure uninterrupted access to our medicines and provide continued support for patients, as we always have.

•	We value the skills, experience and expertise of our teams and are proud of what we’ve accomplished in delivering transformational medicines to patients.

•	Ionis also recognizes the important role you will have in ensuring that we continue to execute successfully.

•	The most important thing you can do is remain focused on your day-to-day responsibilities and continue executing against our stated objectives.

5.	What is a tender offer? What are the next steps in this process?

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A tender offer is an offer made by an entity directly to a company’s shareholders to purchase their stock. In this case, Ionis is making an offer to purchase all outstanding shares of Akcea common stock it does not already own for $18.15 per share in cash.

•	Shareholders are given the opportunity to “tender,” or sell their stock for a set price within a stated time limit.

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A tender offer must comply with the rules and regulations of the Securities and Exchange Commission, which include certain minimum offering periods, withdrawal rights, manner of publication and other requirements.

•	Along with Akcea’s other shareholders, employee shareholders will separately receive information regarding the terms of the tender offer and instructions on how to tender their shares.

6.	What does this transaction mean for me? Will there be layoffs?

•	Until the transaction closes, which we expect to occur in the fourth quarter of 2020, both Akcea and Ionis will continue to operate as we have.

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It will be business as usual, and the team will continue to execute on the launches of Tegsedi and Waylivra to drive growth for both products as well as prepare for the refiling of Waylivra in the U.S. and advance our clinical programs.

•	A team will be formed this week with representatives from both companies to determine how best to bring these two organizations together.

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Between now and close, that team will work together to further refine our long-term planning. We expect to be able to provide additional details on this team and the work underway within a few weeks. We are committed to communicating transparently with you as decisions are made.

•	We value the skills, experience and expertise of our team and are proud of what we’ve accomplished in delivering transformational medicines to patients.

•	Importantly, Ionis also recognizes the important role you will have in ensuring that we continue to execute successfully.

7.	Will Akcea employees be integrated into the Ionis organization?

•	It is still early in the process, and there are many decisions that have yet to be made.

•	A team will be formed this week with representatives from both companies to determine how best to bring these two organizations together.

•	Between now and close, that team will work together to further refine our long-term planning.

•	We expect to be able to provide additional details on this team and the work underway within a few weeks.

•	We are committed to communicating transparently with you as decisions are made.

22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

8.	When will decisions be made? Before close? After close?

•	We are in the process of making those decisions and a team will be formed this week with representatives from both companies to determine how best to bring these two organizations together.

•	Between now and close, that team will work together to further refine our long-term planning.

•	We are committed to communicating transparently with you as decisions are made.

9.	Who will be on the integration team? Will Akcea be represented?

•	A joint team will be formed this week with representatives from both companies to determine how best to bring these two organizations together.

10.	Should Akcea employees expect any changes to benefits and compensation?

•	We do not anticipate any decisions being announced prior to close. We will keep you informed if anything changes.

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If you are employed at the close of the transaction, you will receive what is known as “equity acceleration” and more details will be available to you in the coming days to describe this in more detail.

11.	If I receive another job offer before this transaction closes, can I accept that job and still receive accelerated equity?

•	In order to receive equity acceleration, you must be an Akcea employee on the date the transaction closes.

•	We value the skills, experience and expertise of our team and I am proud of what we’ve accomplished in delivering transformational medicines to patients.

•	Ionis also recognizes the important role you have had and will have in ensuring that we continue to execute successfully.

12.	What will happen to outstanding Akcea equity awards when the transaction closes?

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All unvested Akcea stock options will be accelerated at closing, and every share granted with a strike price below $18.15 will be cashed out for an amount equal to the offer price minus the applicable option exercise price (multiplied by the number of shares subject to the option). Options with an exercise price equal to or greater than the offer price of $18.15 will be canceled without payment.

•	Every Akcea RSU will be cashed out for an amount equal to the offer price (multiplied by the number of shares subject to the RSU).

•	All payments will be subject to applicable withholding.

•	Prior to the closing of the transaction, your equity awards will continue to vest and be available to you in accordance with its terms.

•	You can contact your investment advisor to discuss the options available to you.

13.	How does this transaction benefit patients?

•	We and Ionis both have as our highest priority supporting our existing patients and other patients in need of our transformative medicines.

•	Until the transaction closes, which we expect in the fourth quarter of 2020, Akcea and Ionis will each continue to operate as we have and it is business as usual.

•	Patients will continue to receive the same level of high-touch service that they’re used to.

14.	Will this transaction impact our ongoing work on Tegsedi and Waylivra?

•	No. It’s business as usual as it relates to Tegsedi and Waylivra.

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The team will continue to execute on the launches of Tegsedi and Waylivra to drive growth for both products as well as prepare for the refiling of Waylivra in the U.S. and advance our clinical programs.

22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

15.	What will happen to the planning processes we are in the middle of (RAMP brand planning process for the FCS and TTR franchises, 2021 budget planning, long-range planning process, culture initiative)?

•	Until the transaction closes, which we expect in the fourth quarter of 2020, Akcea and Ionis will each continue to operate as we have and it is business as usual.

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A joint team will be formed this week with representatives from both companies to determine how best to bring these two organizations together. This team’s work may include reprioritization of initiatives to ensure we are positioning both organizations to come together in the best way possible.

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The team will continue to execute on the launches of Tegsedi and Waylivra, which have been experiencing quarter over quarter growth this year, to continue to drive growth for both products as well as prepare for the refiling of Waylivra in the U.S. and advance our clinical programs.

16.	What will happen to our headquarters and management team?

•	It is still early in the process, and there are many decisions that have yet to be made.

•	A team will be formed this week with representatives from both companies to determine how best to bring these two organizations together.

•	Between now and close, that team will work together to further refine our long-term planning.

•	We are committed to communicating transparently with you as decisions are made.

17.	What will happen to the Akcea stock? Should I tender my shares? How do I do that?

•	Under the terms of the agreement, Ionis will commence a tender offer for all outstanding shares of Akcea common stock not already owned by Ionis at a price of $18.15 per share in cash.

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The closing of the tender offer will be subject to a majority of Akcea’s shares not already owned by Ionis, its affiliates or their respective directors and executive officers being tendered in the tender offer.

•	Employee shareholders may elect to participate in the tender offer with respect to any shares of Akcea stock that they own.

•	Along with Akcea’s other shareholders, employee shareholders will separately receive information regarding the terms of the tender offer and instructions on how to participate.

18.	What will happen to the Akcea name? Will Akcea operate as a subsidiary of Ionis post-close as it did prior to the spin-off?

•	It is still early in the process, and there are many decisions that have yet to be made.

•	A team will be formed this week with representatives from both companies to determine how best to bring these two organizations together.

•	Between now and close, that team will work together to further refine our long-term planning.

•	We are committed to communicating transparently with you as decisions are made.

•	Until the close, Ionis and Akcea will each continue to operate as we have and it is business as usual.

19.	Can we discuss this news with Ionis employees?

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You should continue to partner with Ionis employees as you have historically. Please do not contact Ionis employees you do not typically partner with on day-to-day responsibilities until the transaction closes.

20.	What do I do if a shareholder, analyst or member of the media contacts me?

•	Please note that, except for certain company executives, Akcea employees are not authorized to speak publicly or communicate externally, including on social media channels, about this announcement.

•	To that end, if you receive any inquiries from investors or analysts, please refer them to Matt. Inquiries from the media or other outside parties should be referred to Angelyn.

22 Boston Wharf Road, 9th Fl Boston, MA 02210 www.akceatx.com

21.	Who do I contact with questions? Where can I go for more information?

•	Please reach out to your manager with any questions. We will keep you informed as we move forward.

Forward-Looking Statements

This document includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Akcea Therapeutics, Inc. (“Akcea”) and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the tender offer and the merger, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Akcea’s business; the commercial success of Akcea’s products; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: the possibility that various closing conditions for the tender offer and the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer and the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the tender offer and the merger (or the announcement thereof) on relationships with associates, customers, other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from Akcea’s ongoing business operations; changes in Akcea’s businesses during the period between now and the Offer Acceptance Time (as defined in the merger agreement); risks associated with litigation; and other risks and uncertainties detailed from time to time in documents filed with the SEC by Akcea, including Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Akcea. All forward-looking statements are based on information currently available to Akcea, and Akcea assumes no obligation to update any forward-looking statements, except as required by law.

Additional Information and Where to Find It

Parent has not commenced the tender offer described in this communication. Upon commencement of the tender offer, Parent will file with the SEC a Tender Offer Statement on Schedule TO. Following commencement of the Offer, Akcea will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Holders of shares of Akcea are urged to read the Tender Offer Statement (including the offer to purchase, a related letter of transmittal and other offer documents filed with the SEC) and the Solicitation/Recommendation Statement on Schedule 14D-9 when such documents become available, as they will contain important information about the tender offer. Holders of shares of Akcea can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov, or from Akcea upon written request to Akcea Therapeutics, Inc., 22 Boston Wharf Road, 9th Floor, Boston MA 02210, telephone number (617) 207-0202 or from Akcea’s website, www.akceatx.com.